News Release

CONTACTS
Matthew Maurer, Blackboard Inc.
(202) 463-4860 ext. 2637 or matthew.maurer@blackboard.com

Blackboard Adds iPhone & Mobile Web Platform to Product Suite
Blackboard Acquires Terriblyclever to Support Mobile Education

WASHINGTON – July 14, 2009 – Blackboard Inc. (NASDAQ: BBBB), a global leader in education technology, today announced a major step in its efforts to support students’ mobile lifestyle with the acquisition of Terriblyclever Design, LLC, makers of MobilEdu™, the category defining suite of iPhone™ and mobile Web applications for education.

MobilEdu allows education institutions to deliver a rich set of campus life services and content to mobile devices, uniquely branded for each institution, to better connect current students, parents, faculty, prospective students and alumni to the campus experience in a way that wasn’t possible before.

With an Apple® iPhone, iPod Touch® or other device with a mobile Web browser, MobilEdu users can navigate course catalogs and campus maps, e-mail professors and classmates and get real-time updates on their course schedules, campus events, news and sports teams.

“Today’s students want to do everything with their mobile devices, including managing their social, school and work lives,” said Michael L. Chasen, President and CEO of Blackboard. “Mobile is just beginning to emerge and no one is doing more to define the space in education than Terriblyclever. We’re pleased to join forces to help institutions get serious about meeting the expectations of students and other campus constituents who live and learn in a mobile, digital world.”

San Francisco-based Terriblyclever was started by a group of students who worked with Stanford University to build iStanford, a set of iPhone applications to support campus life. Terriblyclever has also developed iPhone and mobile Web campus applications for Duke University, Medical College of Georgia, Texas A&M University and several other higher education and K-12 institutions.

“We’re proud of the technology we’ve developed, and excited about the prospect of bringing it to a wider community of institutions,” said Kayvon Beykpour, co-founder of Terriblyclever who joins Blackboard as Vice President and leads the Company’s focus on mobile technologies for education. “We started MobilEdu because we wanted to empower students and faculty by allowing them to engage with their university in a powerful and mobile way. Joining forces with Blackboard was the best way to work towards that vision, and we couldn’t be more excited.”

Now part of the Blackboard family of solutions, MobilEdu is an independent platform that can be accessed by users who download their institution’s iPhone application from the Apple iPhone AppStore to their iPhone or other mobile device. Once up and running, an institution can enable MobilEdu users to:

•	Navigate a school’s entire course catalog and utilize one-touch navigation to directories and maps to find out more about course professors and locations.

•	Identify exact campus location using GPS, search for buildings by name or address and see photos of the building.

•	Check news, schedules, and real-time scores for athletic teams and browse and receive alerts on general news articles for the institution.

•	Access iTunes U, YouTube, or custom video content including course lectures.

•	Find students and staff in the school directory, access calendars for special events and campus happenings and browse and share images from a school’s photo archives.

In addition, with their open API institutions can extend the MobileEdu platform to fully customize and personalize the school’s iPhone and mobile Web interfaces.

For more information about the MobilEdu platform, please visit http://www.blackboard.com/mobiledu.

About Blackboard Inc.

Blackboard Inc. (Nasdaq: BBBB) is a global leader in enterprise technology and innovative solutions that improve the experience of millions of students and learners around the world every day. Blackboard’s solutions allow thousands of higher education, K-12, professional, corporate, and government organizations to extend teaching and learning online, facilitate campus commerce and security, and communicate more effectively with their communities. Founded in 1997, Blackboard is headquartered in Washington, D.C., with offices in North America, Europe, Asia and Australia.

Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our Form 10-Q filed on May 7, 2009 with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of July 14, 2009. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to July 14, 2009.

iPhone is a trademark and Apple, iPod touch and iTunes are registered trademarks of Apple Inc.